UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2008

Nelnet, Inc.
 (Exact name of registrant as specified in its charter)

Nebraska	001-31924	84-0748903
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

121 South 13th Street, Suite 201, Lincoln, Nebraska	68508
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (402) 458-2370

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On October 29, 2008, Nelnet, Inc. (the “Company”) issued a press release with respect to its financial results for the quarter ended September 30, 2008. A copy of the press release is furnished as Exhibit 99.1 to this report. In addition, a copy of the supplemental financial information for the quarter ended September 30, 2008, which was made available on the Company’s website at www.nelnetinvestors.com on October 29, 2008 in connection with the press release, is furnished as Exhibit 99.2 to this report.

The above information and Exhibits 99.1 and 99.2 shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), nor shall such information and Exhibits be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. In addition, information on the Company’s website is not incorporated by reference into this report and should not be considered part of this report.

Item 8.01 Other Events.

Federal Family Education Loan Program (“FFELP”) Warehouse Facility – Equity Funding Support

As previously disclosed, the terms and conditions of the Company’s warehouse facility for FFELP loans provide for mark-to-market advance rates. On October 22, 2008, the Company posted $165.5 million in additional funds to the facility based on the most recent valuation. While the Company does not believe that the loan valuation formula is reflective of the actual fair value of its loans, it is subject to compliance with such mark-to-market provisions of the warehouse facility agreement. As of October 29, 2008, the Company has a cumulative amount of $374.6 million posted as equity funding support for the facility.

The Company has utilized its $750.0 million unsecured line of credit to fund equity advances on its warehouse facility. As of October 29, 2008, the Company has $691.5 million outstanding under this line of credit and $58.5 million available for future use.

Continued dislocations in the credit markets may cause additional volatility in the loan valuation formula. Should a significant change in the valuation of loans result in additional equity support greater than what the Company can provide, the facility could be subject to an event of default resulting in a termination of the facility and an acceleration of the repayment provisions.

The Company is currently in discussions with the banks included in the FFELP warehouse facility and the unsecured line of credit concerning the terms and conditions of these agreements.

The Company continues to generate positive cash flow from operations and currently maintains cash and cash equivalents of approximately $80 million. In addition, the Company has approximately $90 million of unencumbered private loan assets.

FFELP Warehouse Facility – Annual Obligation to Remove Loans

As of October 29, 2008, there was $2.5 billion of notes outstanding on the Company’s FFELP warehouse facility. As previously disclosed, the FFELP warehouse facility has a provision requiring the Company to refinance or remove 75% of the pledged collateral on an annual basis. The Company believes it has met this requirement for the annual period ending in May 2009. Under the current terms of the facility, the remaining collateral will need to be refinanced or removed by May 9, 2010.

Information other than historical facts contained in this report may be considered forward looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance, or financial condition expressed or implied by the forward-looking statements are changes in federal legislation which significantly affect student loan programs, the uncertain nature of management estimates, changes in terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students, and their families, the Company’s ability to maintain its credit facilities or obtain new facilities, the ability of lenders under the Company’s credit facilities to fulfill their lending commitments under those facilities, changes to the terms and conditions of the liquidity programs offered by the Department of Education, including the new participation program, changes in the general interest rate environment and in the securitization markets for education loans, and other matters discussed in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Although the Company may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is furnished as part of this report:

Exhibit
No.	Description
99.1	Press Release dated October 29, 2008 – “Nelnet Reports Strong Third Quarter Results; Provides Update on Warehouse Facility and Line of Credit”
99.2	Nelnet, Inc. Supplemental Financial Information for the Third Quarter 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 29, 2008

NELNET, INC.
By:	/s/ TERRY J. HEIMES

	Name: Title:	Terry J. Heimes Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Description
99.1	Press Release dated October 29, 2008 – “Nelnet Reports Strong Third Quarter Results; Provides Update on Warehouse Facility and Line of Credit”
99.2	Nelnet, Inc. Supplemental Financial Information for the Third Quarter 2008